SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

EnPro Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

     On April 2, 2008, EnPro Industries, Inc. (“EnPro”) commenced mailing the following correspondence to shareholders entitled to vote at EnPro’s 2008 annual meeting of shareholders to be held on April 30, 2008. EnPro has filed with the Securities and Exchange Commission and mailed to its shareholders a definitive proxy statement for EnPro’s 2008 annual meeting of shareholders. The proxy statement contains important information about EnPro and the 2008 annual meeting of shareholders. EnPro’s shareholders are urged to read the proxy statement carefully. Shareholders may obtain additional free copies of the proxy statement and other relevant documents filed with the Securities and Exchange Commission by EnPro through the website maintained by the Securities and Exchange Commission at http://www.sec.gov. Copies of the proxy statement are also be available for free at EnPro’s website, http://www.enproindustries.com, by calling EnPro at 704-731-1552, by emailing to investor@enproindustries.com, or by writing to EnPro Industries, Inc., 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Corporate Secretary. In addition, copies of the proxy statement may be requested by contacting EnPro’s proxy solicitor, MacKenzie Partners, Inc., by phone toll-free at 1-800-322-2885. EnPro and its directors, director nominees and executive officers may be deemed to be participants in the solicitation of proxies for EnPro’s 2008 annual meeting, and detailed information regarding the names, affiliations and interests of these individuals is available in EnPro’s proxy statement for its 2008 annual meeting of shareholders filed with the Securities and Exchange Commission on March 25, 2008. On April 2, 2008, pursuant to his plan adopted November 24, 2006 in reliance on Rule 10b5-1(c) under the Securities Exchange Act of 1934, EnPro’s President and Chief Executive Officer, Ernest F. Schaub, sold 6,000 shares of EnPro common stock at $34.00 per share in connection with his simultaneous exercise of a stock option for such shares at an exercise price of $4.10 per share.
* * *

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5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209
April 2, 2008

PLEASE VOTE THE ENCLOSED WHITE PROXY CARD PROMPTLY!

Dear Fellow EnPro Industries Shareholder:

The upcoming April 30, 2008 annual meeting of shareholders will be the most important one in our history. This election is a referendum on the success of our Board’s strategy to build value for all shareholders. Your vote in support of the company’s director nominees will allow our successful strategy to continue, uninterrupted.

As you may know, the Steel Partners hedge fund has nominated two individuals for election to our eight-member Board of Directors and created an agenda for them to follow if they are elected. We strongly believe that Steel Partners’ agenda is self-serving and is not in the best interests of all shareholders and the company. We urge you to protect your investment by casting your vote for EnPro’s director nominees, who have overseen a strategic plan that has built outstanding, long-term value for shareholders and is designed to continue to do so.

ENPRO INDUSTRIES IS PERFORMING WELL AND CONTINUES
TO SUCCEED IN BUILDING SHAREHOLDER VALUE

EnPro’s strategic plan has delivered consistent growth and exceptional returns to shareholders. Over the past six years, our plan has driven significant increases in sales and profitability and created returns to shareholders in excess of 300%. This success is the result of a strategy that includes prudent investments of our capital to improve facilities, equipment and infrastructure, bolt-on acquisitions to enhance our existing lines of business, and an asbestos claims management strategy that is widely recognized for its effectiveness. Our Board is fully committed to these strategies and to deploying capital for increased shareholder value.

Since we became a stand-alone public company in 2002, our returns have exceeded those of the S&P 500 by more than 11 times:

Even Steel Partners acknowledges that our management team has been effective in driving the operational improvements that led to this increase in shareholder value. In a letter to our Board dated and made public on January 30, 2008, Steel Partners Managing Member Warren Lichtenstein stated:

“The management team has done an excellent job of improving EnPro’s operations over the last several years, the most recent example of which is its third quarter operations performance, which reflected continued revenue growth and increasing segment operating profits and margins.”

We recently announced an exceptional addition to our proven management team — Stephen E. Macadam, who will become president and CEO on April 14, 2008. Steve is an experienced and capable successor. He is committed to the sound management practices we have implemented and to the accretive growth strategies we have designed to support continued growth in the value of your shares.

YOUR BOARD RECENTLY AUTHORIZED A PLAN THAT IS EXPECTED TO
RETURN UP TO $100 MILLION TO SHAREHOLDERS

In their January 30 letter to our Board, Steel Partners said we should recapitalize the Company through a $150 million tender at $30 per share — and threatened to nominate a controlling slate of five directors if we did not comply. Because we agree with Steel — and many other of our shareholders — that there are times when it’s appropriate to return capital to you, we regularly evaluate the benefits of repurchasing our own shares. We were making that evaluation once again when Steel’s letter arrived, and as a result, we were well prepared to analyze their demand. With the assistance of our financial advisors, we determined that conducting an immediate tender for $150 million would undercut our strong financial position, create excessive risk, and jeopardize our ability to execute our long-term strategies for growth and management of asbestos claims. We could not in good conscience and in accordance with our fiduciary responsibilities comply with Steel’s recommendation — despite their threats.

On the other hand, our authorization is a prudent approach that we believe strikes the right balance for our shareholders. The first phase of our program allowed us to retire approximately $50 million worth of our shares immediately and has already been substantially completed. We expect to complete the remaining $50 million through open market purchases to take place over the next year. Our program allows us to retire shares at an attractive price while continuing to execute on our profitable growth strategy.

Although Steel subsequently scaled back its proposed slate from five nominees to two, the hedge fund continues to question the way we manage our capital. We believe their criticism of the actions of a strong, independent board who has already acted to protect the interests of ALL shareholders reflects only Steel’s agenda of self-interest.

EnPro’s capital management policy is designed for flexibility, especially in today’s volatile markets. The Company will always consider appropriate returns of capital to shareholders as long as we can maintain sufficient liquidity to pursue our strategies for improving our operations and to protect the Company from unexpected adverse judgments related to our asbestos liabilities.

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PUTTING THE COMPANY UP FOR SALE NOW
AS STEEL HAS PROPOSED SIMPLY DOESN’T MAKE SENSE

Steel Partners’ demand for a sale of the Company is also misguided. Your Board — with assistance from our financial advisors — gave this demand serious consideration and determined that pursuing a sale in today’s weak and volatile markets is not likely to bring full value to our shareholders. Furthermore, it would deny you the benefit of the gains our strategic plan is designed to deliver.

Steel Partners has stated publicly that its nominees, if elected, intend to lobby the Board to pursue a potential sale of EnPro. Furthermore, the fund says it would like to participate in any sale process initiated by the Company. We think this poses a clear conflict for Steel’s nominees, don’t you?

Your Board is committed to enhancing value for ALL EnPro shareholders. Steel Partners’ interest is in making the best deal possible for Steel Partners.

WE ARE CONFIDENT THAT EXECUTING OUR STRATEGIC PLAN OFFERS THE
BEST OPPORTUNITY TO BUILD SHAREHOLDER VALUE

EnPro’s record of creating shareholder value is a direct result of the ongoing successful execution of our four, proven corporate strategies:

•	Increasing operational efficiency;

•	Offering new products and entering new markets;

•	Strengthening the mix of our business; and

•	Effectively managing asbestos settlements and cash flows.

We are confident in our ability to continue to execute these strategies. They’ve proven effective over the past six years and they are designed to continue to improve our financial performance and our shareholder returns into the future.

ENPRO’S DIRECTOR NOMINEES ARE HIGHLY QUALIFIED AND CAPABLE
WITH THE RIGHT BALANCE OF INDEPENDENCE,
EXPERIENCE AND SKILLS

EnPro’s Board is properly constituted of seasoned senior executives, each with substantial and relevant experience serving as leaders in public companies in a broad range of industries. Seven of our eight director nominees are independent outsiders, and five have served as chief executive officers of public companies. These are exactly the type of highly qualified and experienced directors that we believe our shareholders want to represent them. Your Board has played an integral role in the design and execution of our strategic plan. We believe that, together with Steve Macadam, our incumbent director nominees — Bill Holland, J.P. Bolduc, Peter Browning, Joe Ford, Gordon Harnett, David Hauser, and Bill Prezzano — are better qualified to continue to deliver value for all shareholders. They are engaged, experienced individuals who seek to represent the interests of all shareholders. By contrast, Steel has presented you with two hand-picked nominees who have pledged to promote Steel’s agenda. Are you willing to trust that they will act in your interests, too?

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YOUR VOTE IS IMPORTANT — WE URGE ALL SHAREHOLDERS TO VOTE FOR
ENPRO’S NOMINEES BY VOTING THE WHITE PROXY CARD TODAY

Your vote is important, no matter how many or how few shares you own. It will allow you to support a Board and management that has proven its effectiveness and delivered outstanding value to shareholders. To vote your shares, please sign, date and return the enclosed WHITE proxy card by mailing it in the enclosed pre-addressed, stamped envelope. For your convenience, you may also vote by phone or Internet by following the instructions on the enclosed proxy card or voting form. If you have any questions or need any assistance voting your shares, please contact MacKenzie Partners, Inc., who is assisting the Company in this matter, toll-free at (800) 322-2885 or proxy@mackenziepartners.com. We urge you to DISCARD any GOLD proxy card you may receive from Steel Partners.

We will continue to keep you informed of developments. We thank you for your continued support of EnPro Industries.

On behalf of the Board of Directors,

Sincerely,

William R. Holland Chairman	Ernest F. Schaub President and Chief Executive Officer

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of proxy material, please call MacKenzie Partners at the phone numbers listed below.

105 Madison Avenue
New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)
Or
TOLL-FREE (800) 322-2885

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ANNUAL MEETING OF SHAREHOLDERS OF
ENPRO INDUSTRIES, INC.
On April 30, 2008

Please vote your shares electronically or by phone, or
please date, sign and mail your WHITE proxy card in the
envelope provided as soon as possible.

IMPORTANT: PLEASE VOTE THIS WHITE PROXY CARD PROMPTLY!

WHITE PROXY CARD
ENPRO INDUSTRIES, INC.
Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareholders on April 30, 2008.

The undersigned hereby appoint(s) William Dries and Richard L. Magee, and each of them singularly, attorneys and agents with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in EnPro Industries, Inc. Common Stock as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its shareholders to be held on April 30, 2008 and at any postponements and adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting. The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of EnPro Industries, Inc. Common Stock held by the undersigned.

This card also constitutes your voting Instructions for any and all shares held by The Bank of New York for your account and will be considered to be voting instructions to the plan trustee(s) with respect to shares held in accounts under the EnPro Industries, Inc. Retirement Savings Plan for Salaried Employees and the EnPro Industries, Inc. Retirement Savings Plan for Hourly Employees. If you are a participant under any of these plans, please vote your shares electronically or return your proxy no later than Monday, April 28, 2008.

(Continued and to be signed on the reverse side.)

ENPRO INDUSTRIES, INC.

YOUR VOTE IS IMPORTANT
VOTE BY INTERNET / TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK

You may vote by phone or internet up until 11:59 PM
Eastern Time on April 29, 2008.

INTERNET	TELEPHONE	MAIL

www.cesvote.com	1-888-693-8683

• Go to the website address listed above.	• Use any touch-tone telephone.	• Mark, sign and date your WHITE PROXY CARD.

• Have your WHITE PROXY CARD ready.	• Have your WHITE PROXY CARD ready.	• Detach your WHITE PROXY CARD.

• Follow the simple instructions that appear on your computer screen.	• Follow the simple recorded instructions.	• Return your WHITE PROXY CARD in the postage-paid envelope provided.

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.

(continued from other side)

êDETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNETê

The Board Recommends a Vote FOR all Nominees and FOR Proposals 2 and 3.

WITHHOLD AUTHORITY
	FOR ALL	FOR ALL
	NOMINEES	NOMINEES	EXCEPTIONS
1. Election Of Directors:	☐	☐	☐

Nominees:	01 — William R. Holland,	02 — Stephen E. Macadam,	03 — J.P. Bolduc,
	04 — Peter C. Browning,	05 — Joe T. Ford,	06 — Gordon D. Harnett,
	07 — David L. Hauser,	08 — Wilbur J. Prezzano, Jr.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name and check the “Exceptions” box above.)

2.	Approve an amendment to EnPro Industries, Inc.’s articles of incorporation to clarify the provision restricting the repurchase of shares by revising Article 9(a) thereof to read as set forth in Appendix B to the proxy statement of EnPro Industries, Inc. dated March 24, 2008:	FOR ☐	AGAINST ☐	ABSTAIN ☐
Votes must be indicated (x) in Black or Blue ink.  ☒

This proxy, when properly executed, will be voted as directed by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR election of the Directors and FOR proposals 2 and 3, or if this card constitutes voting instructions to a savings plan trustee, the trustee will vote as described in the proxy statement.

3.	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008:	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

To change your address please mark this box.  ☐
INSTRUCTIONS — Signatures should correspond exactly with the name or names of Shareholders as they appear on this proxy. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full titles. Execution on behalf of corporations should be by a duly authorized officer and on behalf of partnerships by a general partner or in the firm name by another duly authorized person.

Date:   , 2008

Share owner sign here:

Title or Authority:

Co-owner sign here: